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Exhibit 10.9

PARTICIPATION RIGHTS AGREEMENT

BETWEEN

VENOCO, INC.,
AS VENOCO,

AND

MARQUEZ ENERGY, LLC,
AS MARQUEZ

AS OF SEPTEMBER 1, 2004

PARTICIPATION RIGHTS AGREEMENT

        THIS PARTICIPATION RIGHTS AGREEMENT is made as of September 1, 2004 ("Agreement") between VENOCO, INC., a Delaware corporation ("Venoco"), with a place of business at 5464 Carpinteria Avenue, Carpinteria, California 93013, and MARQUEZ ENERGY, LLC, a Colorado limited liability company ("Marquez"), with a place of business at 370 17th Street, Suite 3260, Denver, Colorado 80202.

RECITALS:

        WHEREAS, Venoco desires to grant to Marquez and Marquez desires to acquire from Venoco, on the terms and conditions set forth in this Agreement, the right to participate in new wells and recompletions with respect to certain interests and operating rights in certain oil and gas lease(s), agreement(s), contract(s), real property, personal property, and equipment pertaining to those certain oil and gas fields located in Glenn, Sutter and Colusa Counties, California, known and referred to between the parties as the Willows and Grimes Fields;

        NOW, THEREFORE, for good and valuable consideration, including without limitations the mutual covenants, herein contained, Venoco and Marquez agree as follows:

ARTICLE 1. EFFECTIVE TIME

        The ("Effective Time") of the sale and purchase provided for in this Agreement shall be 7:00 a.m., local time at the location of the Interests (as defined below) on the date first set forth above.

ARTICLE 2. INTERESTS AND PARTICIPATION

2.01    The Interests.    Subject to the terms, conditions, reservations, and exceptions specified in this Agreement, Venoco shall transfer and Marquez shall acquire, as of the Effective Time, the right to participate, as further defined in Paragraph 2.04 of this Agreement, in the exploration and development of Venoco's interest in and to the following assets described in Subsections 2.01(a) through 2.01(e) below (collectively, the "Interests"):

  (a)
  The oil, gas and other mineral leasehold interests described in Exhibit "A", attached hereto and made part hereof, insofar as such cover and affect the lands described in Exhibit "A" (the "Real Property"), together with Venoco's interest in any pooled communitized, or unitized acreage derived by virtue of Venoco's ownership of the Real Property;

  (b)
  To the extent reasonably possible without material detriment to Venoco's current operation and proven production, necessary to carry out the intent of this Agreement, the use of wells in which Marquez participates and the use of equipment and facilities currently located on or under the Real Property and used directly and exclusively in the operation of the Real Property (the "Equipment"), including, but not limited to, pumps, well equipment (surface and subsurface),, lines and facilities, sulfur recovery facilities, compressors, back up or spare compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, and transportation lines (to the extent they are owned by Venoco), valves, meters, separators, tanks, tank batteries and other fixtures;

  (c)
  To the extent transferable by Venoco without additional cost or liability, a proportionate interest in all contracts and agreements related to the applicable well or wells in which Marquez participates concerning the Interests, including, but not limited to, unit agreements, pooling agreements, area of mutual interest agreements, farmout agreements, farmin agreements, participation agreements, development agreements, exploration agreements, road use agreements, operating agreements and gas balancing agreements;

i

  (d)
  To the extent transferable by Venoco without additional cost or liability, and to the extent applicable to a well or wells in which Marquez participates, a proportionate interest in all surface use agreements, easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with the applicable well or wells excluding flowlines and other surface related facilities.: and

  (e)
  To the extent permitted by existing licenses without additional cost or liability to Venoco, reasonable access to all geophysical, seismic and/or other technical data used or useable in connection with the operation and/or development of the Interests. In the event Venoco discovers that certain technical data pertaining to the Interests not furnished to Marquez hereunder exists and is in the possession or control of Venoco, Buyer shall have the right to purchase a non-exclusive license to such data at reasonable prevailing market rates.

2.02    Computers and Equipment.    Subject to the terms, conditions, reservations, and exceptions specified in this Agreement, Venoco shall sell and Marquez shall purchase, as of the Effective Time, at reasonable prevailing market rates, all of Venoco's interest in trucks and maintenance equipment and to the computer equipment consisting of two Hewlett Packard desktop computers, one located in the Willows office and the other in the Grimes office, and specialized electronic gas-measurement (EGM) software used in the monitoring of well functions in the Willows and Grimes Fields, and related equipment located in the Grimes field office. An inventory of such equipment and the price to be paid is attached hereto as Exhibit B .

2.03    Excluded Assets.    The following are expressly excluded from the Interests and the sale and purchase thereof contemplated by this Agreement:

  (a)
  Computer equipment and software, except computer equipment consisting of two Hewlett Packard desktop computers, one located in the Willows office and the other in the Grimes office;;

  (b)
  All transmission pipelines, gathering systems, equipment, facilities and easements and rights-of-way located on or used in connection with the Interests.;

  (c)
  Any concurrent interests in (and/or the use of) any surface use agreements, easements, rights-of-way, licenses, authorizations, permits and similar rights relating to the Real Property where Assignor or any of its affiliates retains any rights or interests; and

  (d)
  Injection and salt water disposal wells; provided that, Marquez shall have access to such wells upon reimbursement to Venoco of reasonable disposal and injection costs.

2.04    Participation Rights.    Marquez shall have the right to receive an assignment of an interest in all new wells and new recompletions, as defined below, located on the Real Property as follows:

  (a)
  New Wells.    New Well shall mean any well proposed to be drilled or re-entered on the Real Property after the Effective Date hereof other than a well to be proposed by Venoco at the MJ-60 LW # 1. With respect to any New Wells proposed to be drilled on the Real Property or on lands pooled with the Real Property in which Marquez elects to participate, Marquez shall be assigned an interest equal to 50% of the Interests currently owned by Venoco in the well bore of such New Well and Marquez shall be obligated to pay its proportionate share of the cost of such New Well. All such assignments shall be made within Fifteen days of the date any such New Well is spud. To the extent there are any liens or encumbrances, other than Permitted Encumbrances, on the Real Property involved, all such assignments shall be accompanied by releases of any such liens or encumbrances as they relate to the wellbore interest to be assigned. To the extent either party does not participate in any New Well such party will be subject to the independent penalty provisions of three hundred percent or other relevant penalty provisions as implemented pursuant the operative provisions in any Joint Operating Agreement governing operations on the New Well.

  (b)
  New Recompletions.    New Recompletion means a recompletion of a presently existing well, excluding the three PUD locations drilled by Venoco in 2004. Recompletions in the three PUD wells drilled by Venoco in 2004 (the 49-SLLW#1, the 49-60 LW#2 and the 49-8) and the fourth PUD well to be drilled by Venoco (the 60-MJLW#1) shall be solely for the account of Venoco. With respect to New Recompletions in any presently existing well which does not contain any reserves classified as proven reserves by Ryder Scott Company in its reserve report covering Venoco's gas and oil reserves dated as of December 31, 2003 (the "Reserve Report"), Marquez shall be assigned an interest equal to 25% of the Interests currently owned by Venoco in the well bore of any such well effective on the date New Recompletion operations are commenced. Each Party shall pay its proportionate share of the cost of such New Recompletions.

  (c)
  New Recompletions (Commingled Zones).    In the event New Recompletion operations are proposed on a well which contains Venoco proved developed or proved developed non-producing reserves as set forth in the Reserve Report in a zone or zones which will be produced concurrently with any new recompletion zone(s), the costs, production, interests and adjustments thereto, if any, shall be accommodated as follows:

            (1)   Venoco shall assign to Marquez Twenty Five Percent of its interest in the wellbore of the applicable well to the end that the current interest of Venoco will be shared Seventy Five Percent (75%) Venoco and Twenty Five Percent (25% Marquez.

            (2)   The decline curve for each Venoco proved producing zone and/or proved non producing zone, if applicable, in the relevant well to be recompleted will be determined based upon the Ryder Scott Reserve Report unless such wells were recompleted subsequent to the Ryder Scott report and prior to the Effective Date. These wells will have a decline curve agreed upon between Marquez and Venoco. If agreement cannot be reached, Ryder Scott will be the arbitrating party and make the final determination. These wells include: Willows wells; Willows MJ 07, Knight Unit 02, Wineland 81-08, Hill Elvidge 02 and Grimes well; Cameron Unit 21-22-LW1.

            (3)   The combined Venoco/Marquez production from all zones in the recompleted well will then first be allocated on an ongoing monthly basis to Venoco in an amount equal to the decline curve amount for each Venoco proved producing and/or proved non producing zone. After this amount has been allocated and met, all Venoco/ Marquez combined production will be shared in the original owned percentages of 75% Venoco and 25% Marquez.

            (4)   Each party will be entitled to market its share of the natural gas from the well, whether such natural gas be allocated gas to meet decline curves or shared natural gas after decline curve amounts have been met.

            (5)   If the combined gas stream from the applicable well is not sufficient to meet the decline curve quantities in the Venoco proved producing and/or proved non producing zones for the well, Venoco shall have an option exercisable on Thirty (30) days written notice (a put) to require Marquez to cash balance the Ryder Scott reserves for its original zones in such well (less production from December 31, 2003 to the date of closing of purchase) but all remaining costs and revenues from the well will continue to be shared 75% Venoco and 25% Marquez on an ongoing basis.

            (6)   The cash balance price shall be based upon Five (5) year strip pricing, PG&E City gate less the current "firm" Silverado transportation and less the current PG&E fuel/shrinkage factor. After the 5-year period, prices will be held constant, with operating costs escalating

    Two Percent (2%) per year. Future cash flows will be discounted at Ten Percent (10) per annum.

  (d)
  All such wellbore assignments pursuant to this clause shall be made within thirty days of the date operations on such New Recompletion are commenced. To the extent there are any liens or encumbrances on the Real Property involved, other than Permitted Encumbrances, all such assignments shall be accompanied by releases of any such liens or encumbrances. To the extent Venoco does not participate in any New Recompletion it will be subject to penalty provisions of three hundred percent or other relevant penalty provision as implemented pursuant to the operative provisions in any Joint Operating Agreement governing operations on the New Recompletion. If a proposed New Recompletion could reduce Venoco's recovery from the current production and/or Ryder Scott proven reserves it shall be Venoco's sole decision to allow the recompletion to proceed or not.

  (e)
  Participation and earning rights herein shall, to the extent not inconsistent with this Agreement, be subject to the terms of existing Joint Operating Agreements including preferential rights to purchase, if any, as set forth in such agreements. To the extent there are any inconsistencies, the terms of this Agreement shall govern.

  (f)
  Without the consent of Venoco, Marquez shall not be entitled to propose a New Well in the Grimes Field which has a bottom hole location within 750 feet from the bottom location of any well included in the Reserve Report if in the reasonable opinion of Venoco such New Well would interfere with or materially diminish production from an adjacent well or wells from which Venoco produces or has the ability to produce. Without the consent of Venoco, Marquez shall not be entitled to propose a New Well in the Willows Field which has a bottom hole location within a fault block containing any well included in the Reserve Report if in the reasonable opinion of Venoco such New Well would interfere with or materially diminish production from a well or wells from which Venoco produces or has the ability to produce. Without the consent of Venoco, Marquez shall not be entitled to propose a New Recompletion in a well in which Venoco is producing or has the ability to produce proved reserves as set forth in the Reserve Report. Venoco shall have the right to propose new wells or recompletions in which Marquez may or may not participate. If either party elects to non-consent the operation, such party shall be entitled to the independent penalty provisions of the applicable operating agreement (usually 100% for surface equipment and 300% for capital costs). Marquez shall also conform to existing set backs in active agreements with Cimarex Energy and Sunset Exploration.

  (g)
  The parties to this Agreement shall meet from time to time but not less often than quarterly to discuss the scope, and timing of projected costs of New Wells and New Recompletions in an effort to facilitate priorities and coordinate planning and scheduling of operations. Actual proposals for New Wells or New Recompletions shall be made in accordance with the terms and conditions of the applicable operating agreement, including but not limited to, written notice of the work to be performed, the location, proposed depth, objective zone and the estimated cost of the operation.

  (h)
  Nothing contained herein is intended to grant Marquez the right to participate in the development of, or production from, Proved Reserves, nor to interfere with or impede the rights of Venoco to produce its Proved Reserves. In order to satisfy any such concern the parties agree as follows: Should Venoco, within one year of completion by Marquez of a New Well or New Recompletion, be able to establish beyond reasonable doubt that such New Well or New Recompletion is materially draining the proven reserves set forth in the Reserve Report for a Venoco well, then the parties shall negotiate an allocation of part of Marquez's production from such New Well or New Recompletion to Venoco intended to make Venoco whole; provided however that any such allocation shall never exceed 20% of Marquez net working interest in any such New Well.

2.05    Permitted Encumbrances.    The sale and purchase of the Interests contemplated hereby shall, in addition to being subject to the terms of this Agreement, be made expressly subject to the following ("Permitted Encumbrances"):

  (a)
  the contracts and agreements affecting the Real Property or any part thereof, together with any and all existing royalties, overriding royalties, and other liens, burdens, encumbrances and/or interests upon or in the Real Property or any part thereof that are described in Exhibit A hereto or in title opinions, reports, data or information provided to Marquez, or otherwise disclosed in writing by Venoco to Marquez prior to the execution of this Agreement; provided however that no mortgage or deed of trust intended to secure any debt of Venoco shall be deemed a Permitted Encumbrance pursuant to this Section 2.05;

  (b)
  all other contracts, agreements, liens, burdens, encumbrances, interests and other matters covering or affecting the Interests as of the Effective Time that were not created by, through or under Venoco appearing in the public records of state, federal and/or local agencies having or asserting jurisdiction over any of the Interests;

  (c)
  all matters visible and apparent upon an inspection of the Interests or that would be revealed by a true and correct survey;

  (d)
  all inchoate liens and encumbrances securing payments to mechanics and materialmen, taxes or assessments that are not yet delinquent, or if delinquent, that are being contested in good faith;

  (e)
  all easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of the Real Property which are not such as to have a material adverse effect thereon; and

  (f)
  all rights, reserved to or vested in any municipality or governmental, tribal, statutory or public authority.

ARTICLE 3. CONSIDERATION

3.01    Consideration.    The consideration for the Interests shall be comprised of a release of all claims of Marquez against Venoco as of the Effective Date, which claims have been estimated by Marquez to have a fair value of at least Six Million, Eight Hundred Thousand Dollars ($ 6,800,000) (the "Sale Consideration"). The Sale Consideration shall be tendered by Marquez to Venoco by delivery of a written release of all such claims, in form and substance satisfactory to Venoco, concurrent with execution of this Agreement.

3.02    Throughput Fees.    Marquez shall pay Venoco throughput fees for use of Venoco's existing gas transmission systems, gas gathering facilities and production equipment (including pipelines, dehydrators, meters and compressors) not included in this sale for Marquez's net share of natural gas production from New Wells or New Recompletions. Such fees are initially estimated to be $0.27 in the Grimes Field and $0.16 in the Willows Field per mcf of net gas produced to Marquez's interest from New Wells and New Recompletions and shall be payable monthly within thirty days of the end of each production month. At the end of each calendar year, the parties shall evaluate the throughput fee and adjust the same to actual costs if the estimated fee is 10% over or under actual costs. Actual costs for purposes of this paragraph shall be based upon the following: (a) the current charges allocated to other non-operators under the operative Joint Operating Agreement and Accounting Procedure which includes an amount equal to 80% of the estimated equivalent commercial annual rental rate for compressors and dehydrators allocated to each well on a throughput basis (currently an aggregate fee of $0.22 in Grimes and $0.11 in Willows and (b) a capital cost component for the value and use of the pipelines and meters of $0.05 per mcf of net gas produced to Marquez's interest from the well or wells.    To the extent the throughput fees paid to Venoco for the completed period exceed a 10% variance

v

over or under such actual costs, the fees shall be adjusted for the subsequent calendar year such as to best estimate such actual costs for the subsequent calendar year. Any over or under payment for the just completed period shall be recaptured by a per mcf charge or credit for the new period intended to result in total actual costs for all periods being equal to total throughput fees for all periods at the end of the new calendar year. Marquez shall pay its proportionate share of incremental costs to add new production equipment, if required, and the cost or depreciation of any such new equipment shall not be utilized in determining Venoco's actual costs for purposes of determining throughput fees. Venoco, unless the parties otherwise agree, shall not be obligated to provide Marquez access to existing facilities if such access results in reduced production from Venoco's production; provided that Marquez may gain access to part or a portion of such facilities related to an applicable well or wells in the event that either a) it installs equipment to remedy Venoco's production impairment or b) a New Recompletion operation is performed and Venoco utilizes existing facilities to produce and market Venoco's share of production from the well attributable to the New Recompletions than Marquez may also utilize said existing facilities for it's share of production from the well. In addition, Marquez shall serve as field operator of such facilities as set forth in Article 10 of this Agreement.

ARTICLE 4. DUE DILIGENCE

4.01    Venoco's Proprietary Data.    In the interest of full disclosure without any representation as to its meaning or validity, Venoco has heretofore provided Marquez, with proprietary, subjective, confidential, or interpretative data, reports, information or projections concerning the past or present production of hydrocarbons or the quality and quantity, if any, of the hydrocarbon reserves or the environmental condition of the Interests (collectively, "Proprietary Data"). VENOCO HEREBY EXPRESSLY DISCLAIMS ALL RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE PROPRIETARY DATA, AND MARQUEZ SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE PROPRIETARY DATA IS PROPRIETARY, SUBJECTIVE, CONFIDENTIAL AND INTERPRETATIVE, AND THAT MARQUEZ WILL NOT AND/OR HAS NOT HERETOFORE RELIED ON THE PROPRIETARY DATA FOR ANY PURPOSE WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE CALCULATION OF ITS OWN PROJECTIONS CONCERNING THE QUALITY AND QUANTITY, IF ANY, OF HYDROCARBON RESERVES CONTAINED IN THE INTERESTS OR ITS DECISION TO PURCHASE THE INTERESTS.

4.02    Venoco's Non-Proprietary Information.    Venoco shall make available to Marquez during normal business hours at Venoco's offices all material non-proprietary files, records, documents and non-interpretive data in Venoco's possession relating to the Interest, including but not limited to, lease, land, title and division order files (including any available abstracts of title, title opinions and title curative documents), contracts, correspondence, permitting files, engineering, production and well files and well logs. Venoco shall not be obligated to perform any additional title work, and Venoco shall not be obligated to make any existing abstracts and title opinions current. NO WARRANTY OF ANY KIND IS MADE BY VENOCO AS TO THE INFORMATION SO SUPPLIED OR WITH RESPECT TO INTERESTS TO WHICH THE INFORMATION RELATES, AND MARQUEZ EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGEMENT.

ARTICLE 5. THIRD PARTY RIGHTS AND CONSENTS

        It is understood by Marquez that certain of the Interests are or may be subject to (1) preferential purchase rights, rights of first refusal and similar option rights in third parties to purchase a part of the Interests (collectively, "Preferential Rights") or (2) lessors' approvals or other consents to transfer any part of the Interests (other than governmental approvals and other consents routinely acquired after a transfer) including the non-transferability requirement of any license, permit, right-of-way, pipeline franchise or easement, or a requirement for renegotiation upon transfer of ownership (collectively,

"Consents to Assign"), including the Preferential Rights and Consents to Assign set forth in Exhibit "C" and "D" to this Agreement which constitute all Preferential Rights and Consents to Assign affecting the Interests of which Venoco is aware. This Agreement shall be subject to the terms and conditions of all such Preferential Rights and Consents to Assign. The Consents to Assign are listed at Exhibit "C". Marquez acknowledges that Buyer has previously obtained necessary Lessor consents to transfer to Marquez and Marquez agrees that, to the extent such consents are material and reasonably applicable to this transaction Marquez shall waive the requirement of further Lessor consents as to the applicable leases. Promptly following the execution of this Agreement, Venoco shall use its best efforts to notify the holders of the Preferential Rights listed on Exhibit "D" and Consents to Assign which have not previously been receive or waived, of the proposed transfer of the affected properties and the amount of the Sale Price allocated to such properties as set forth at Exhibit "E". If any third party exercises a valid Preferential Right the affected properties shall be excluded from the Interests and all proceeds paid to Venoco from the exercise of any Preferential Right shall be paid from Venoco to Marquez within ten days of receipt of said proceeds by Venoco.    Venoco shall promptly notify Marquez of the exercise of any Preferential Right and of the lapse of any applicable period of time within which a Preferential Right must be exercised.    If a material Consent to Assign is not obtained then, unless it is waived by Marquez or it is evident that it will be routinely obtained thereafter, Venoco will continue to use reasonable good faith efforts to obtain said Consent to Assign. In the event any successful New Well is drilled or successful New Recompletion operation is conducted upon leases in which a Consent to Assign is required prior to Venoco conveying to Marquez a recordable interest in such well, Venoco agrees, at its option to either hold the applicable interest in trust for the benefit of Marquez or to enter into an agreement with Marquez to pay to Marquez amounts equal to the economic interest to which Marquez would be entitled if a recordable assignment of the appropriate ownership interest in such well had been tendered to Marquez.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

6.01    Exclusivity of Representations.    THE EXPRESS REPRESENTATIONS OF VENOCO CONTAINED IN THIS ARTICLE 6 OR OTHERWISE STATED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. FURTHERMORE, THE REPRESENTATIONS CONTAINED HEREIN SURVIVE FOR A PERIOD OF ONE YEAR.

6.02    Mutual Representations.    Each party represents to the other that:

  (a)
  it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation, and is duly qualified to do business in the States in which the Interests are located;

  (b)
  it has all authority necessary to enter into this Agreement and to perform all its obligations hereunder;

  (c)
  its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provisions of its certificate of Incorporation, by-laws or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation;

  (d)
  this Agreement has been duly executed and delivered on its behalf and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally; and

  (e)
  it has been represented by legal counsel of its own selection who has reviewed this Agreement.

6.03    Third Party Fees and Costs.    Except as set forth herein, neither party has incurred any obligation or liability, contingent or otherwise, for legal, broker's, finder's or other fees and costs in connection with this Agreement in respect of which the other party may have any responsibility; and any such obligation or liability that might exist shall be the sole obligation of the party whose action gave rise thereto.

6.04    Further Distribution.    Marquez warrants and represents to Venoco that Marquez is acquiring the Interests for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder or distribution thereof on violation of any other applicable securities laws.

6.05    Venoco's Representations.    Except as expressly disclaimed in Article 7 hereof, Venoco represents the following to be to the best of its knowledge and belief. For the purpose of this Agreement, references to the "best of its knowledge and belief" of Venoco means the actual and current knowledge of Venoco's officers and employees, without any duty of investigation by such officers and employees.

  (a)
  Venoco has full power and right to sell and convey the right, title and interest provided for in this Agreement in and to the Interests to Marquez, subject to any Preferential Rights or Consents to Assign that may exist with respect thereto.

  (b)
  Venoco has complied in all material respects with the provisions and requirements of all laws, orders, regulations and rules issued or promulgated by governmental authorities having jurisdiction with respect to the Interests operated by Venoco, and has filed for and obtained all material governmental certificates, permits and other authorizations necessary for Venoco's current operation of the interests other than permits, consents and authorizations required for the sale and transfer of the Interests to Marquez which shall be the responsibility of Marquez.

  (c)
  Venoco has not defaulted or violated any material agreement to which Venoco is a party or any obligation to which Venoco is bound affecting or pertaining to the Interests other than as disclosed hereunder or on any exhibit attached hereto.

  (d)
  There are no suits, actions, claims, investigations or any legal, administrative or arbitration proceedings pending, affecting or pertaining to the Interests, other than as disclosed hereunder or on any exhibit attached hereto.

  (e)
  The oil and gas leases included within the Interests are in full force and effect.

  (f)
  Other than as set forth in Exhibit F, no suit, action or other proceeding by a third party or a governmental authority is pending which seeks substantial damages, fines or other penalties from either party in connection with the Interests, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

  (g)
  The wells and operations included in the Interests have been operated and conducted in material compliance with all material applicable environmental laws, and there has been no material contamination of groundwater, surface water or soil on the Interests resulting from Venoco's or any third party's operations which require remediation under applicable environmental laws but which has not been remediated.

ARTICLE 7. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

7.01    Special Warranty of Title and Disclaimer of Other Warranties.    SUBJECT TO THE PERMITTED ENCUMBRANCES, VENOCO SHALL WARRANT AND DEFEND TITLE TO THE INTERESTSTO BE ASSIGNED UNTO MARQUEZ BY, THROUGH AND UNDER VENOCO, BUT NOT OTHERWISE,

WITH FULL RIGHTS TO SUBSTITUTION AND SUBROGATION OF VENOCO'S RIGHTS IN AND TO ALL COVENANTS, REPRESENTATIONS AND WARRANTIES BY OTHERS HERETOFORE GIVEN OR MADE WITH RESPECT TO THE INTERESTS. EXCEPT FOR THE FOREGOING, THE TRANSACTION CONTEMPLATED HEREBY SHALL BE AS IS, WHERE IS WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WITHOUT ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY OF THE EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. MARQUEZ SHALL HAVE INSPECTED OR WAIVED ITS RIGHT TO INSPECT THE INTERESTS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, AND THE CONDITION OF ANY WELL CASING, TUBING OR DOWNHOLE EQUIPMENT. MARQUEZ IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE INTERESTS, AND MARQUEZ SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. IN ADDITION VENOCO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO MARQUEZ IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE INTERESTS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OR POTENTIAL OF THE INTERESTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE INTEREST TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE INTERESTS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO MARQUEZ BY VENOCO OR BY VENOCO'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY VENOCO OR OTHERWISE MADE AVAILABLE TO MARQUEZ ARE PROVIDED MARQUEZ AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST VENOCO. ANY RELIANCE UPON ANY SUCH DATA, MATERIALS OR INFORMATION SHALL BE AT MARQUEZ'S SOLE RISK AND MARQUEZ SHALL NOT BE ENTITLED TO, AND HEREBY COVENANTS THAT HE WILL NOT, USE THE SAME AS THE BASIS OF ANY CLAIM, DEMAND, LIABILITY OR CAUSE OF ACTION FOR MISREPRESENTATION, BREACH OF WARRANTY, BREACH OF CONTRACT OR OTHERWISE.

7.02    Notations in the Assignment.    THE ASSIGNMENT, THE LEASES (IF ANY) AND OTHER DOCUMENTS TO BE DELIVERED BY VENOCO PURSUANT TO SECTIONS 8.01 AND 8.02 BELOW SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7. ALSO, SUCH ASSIGNMENT, LEASES AND OTHER DOCUMENTS SHALL EXPRESSLY STATE THAT THE INTERESTS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS, RELATED OIL FIELD OPERATIONS, AND THE STORAGE OF OIL, GAS AND OTHER HAZARDOUS SUBSTANCES.

ARITCLE 8. TRANSACTIONS ON AND AFTER EFFECTIVE DATE

8.01    Assignment.    From time to time as provided for in Article 2 of this Agreement or elsewhere herein Venoco and Marquez shall execute and deliver assignments in the form of the Assignment attached hereto as Exhibit "G" and incorporated herein by this reference (the "Assignment"), and other necessary conveyance instruments to the parties in accordance with or furtherance of the terms of this Agreement, covering all of the Interests to be transferred or reserved pursuant hereto.

8.02    Identification of zones with proved reserves.    Venoco shall immediately authorize Ryder Scott Company to make available to Marquez information sufficient to allow the identification of the zones containing reserves classified as proven in the Reserve Report. Within thirty days of execution of this Agreement Venoco and Marquez shall approve a schedule of reserves classified as proven in the Reserve Report to be utilized for all relevant provisions of this Agreement.

8.03    Regulatory Filings.    Prior to October 15, 2004 Marquez shall deliver to Venoco evidence of filing showing compliance with the appropriate regulatory authority dealing with plugging of any dry or inactive well(s) included in the Interests, along with evidence of the appropriate bond, surety letter of credit in a form acceptable to such authority.

8.04    Governmental Bonds and Insurance.    Upon written request by Venoco, Marquez shall deliver or cause to be delivered to Venoco proof of bonds and insurance, in the amounts set forth in Exhibit "H", in form and substance and issued by corporate sureties and insurance companies satisfactory to Venoco, covering the Interests required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Interests, or a commitment by a surety company, satisfactory to Venoco, to issue such bonds.

8.05    Change of Operator.    Prior to October 25, 2004, or as soon thereafter as any necessary change of operator elections have been completed for any given well, Venoco shall provide Marquez with executed change of operator forms on all wells (active or inactive) operated by Venoco, as required by the applicable state regulatory body, to effect a change of operator for the Interests, subject to any applicable operating agreement, but only to the extent allowed or permitted by any relevant operating agreement.

8.06    Notice of Sale.    Prior to October 25, 2004 Marquez shall notify all operators, non-operators, government agencies and royalty owners that it has acquired the right to participate in the Interests and that it will, subject to existing operating agreements, assume the role and capacity as Operator of the Interests. Marquez shall provide copies of all such notifications to Venoco.

8.07    Copies of Records and Documents.    Prior to October 30, 2004 Venoco shall provide Marquez copies of records and documents in Venoco's possession relating to the Interests, including, but not limited to, land and lease files, division of interest computer printouts, contract files, well files and well logs. VENOCO SHALL AT ITS OPTION, RETAIN COPIES OF ALL FILES AND SHALL HAVE NO OBLIGATION TO FURNISH MARQUEZ ANY INTERPRETATIONS OF DATA OR INFORMATION OR DATA OR INFORMATION WHICH VENOCO CANNOT PROVIDE MARQUEZ BECAUSE OF THIRD-PARTY RESTRICTIONS ON VENOCO. Costs for generating any copies shall be for the account of Marquez.

8.08    Willows and Grimes Field Office.    Venoco currently owns a building and related real property utilized as the Willows and Grimes Field Office, which is described at Exhibit "I". Upon execution of this Agreement, Marquez and Venoco shall utilize good faith efforts to negotiate and enter into an agreement whereby Marquez shall lease from Venoco the Willows and Grimes Field Office until the earlier of such date as Marquez resigns as operator of the Interests acquired from Venoco pursuant to Article 2 of this Agreement or Marquez provides to Venoco thirty days written notice of termination of such lease. The annual lease amount shall equal the prevailing market rate for properties of this

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character in the area. Marquez shall be responsible for all costs of maintenance, utilities and related costs of occupying such real property.

ARTICLE 9. AREAS OF MUTUAL INTEREST

9.01    Areas of Mutual Interest among Marquez and Venoco.    Effective as of the Effective Date Marquez and Venoco shall establish an Area of Mutual Interest ("AMI") for the joint acquisition of lease mineral interests and leasehold operating rights interests, (including any working interest, farmout interests, overriding royalty interest, and royalty interests) and for the joint exploration and development of those interests for the production of oil & gas. The AMI shall comprise and circumscribe the area of the original leased lands in the Willows and Grimes area as such leases are set Forth in Exhibit A and as further depicted in Exhibit J. All interests acquired subsequent to the Effective Date of this agreement within the AMI shall be shared (if an election to participate is made) by Venoco 50% and Marquez 50%.

        Any party to this AMI agreement consummating a farmout or other acquisition of lease mineral interests and/or leasehold operating rights interests shall notify the other parties to this AMI agreement in writing not later then 15 days of closing such acquisition. The notified party shall have 30 days from the date of such notice to elect in writing to participate in the acquisition of its proportionate share, as set out above, of the interests acquired. If any party does not participate in a given acquisition the other parties shall have proportionate participation rights in the interest declined. Any assignments shall be made to and money received from participating parties within 30 days of their election.

ARTICLE 10. TAXES AND PREPAID ITEMS

10.1    Apportionment of Ad Valorem and Property Taxes.    All applicable ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Interests for the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Venoco and Marquez based upon their respective economic interest in the taxed property. Marquez shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Time occurs. Venoco shall pay to Marquez its proportionate share of such tax liability within fifteen days of receipt of Marquez's invoice for said taxes. Marquez shall supply Venoco with copies of the filed reports and proof of payment promptly after filing and paying same.

10.2    Proration of Taxes, Etc.    All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and/or federal taxes or assessments attributable to the Interests or any part thereof prior to the Effective Time, remain Venoco's responsibility and all deductions, credits and refunds pertaining to the aforementioned taxes, attributable to the Interests or any part thereof prior to the Effective Time (no matter when received), belong to Venoco. All such taxes attributable to the Interests or any part thereof on and after the Effective Time are the proportionate responsibility of both Marquez and Venoco,

10.3    Transfer, Sales and /or Gross Receipts Taxes.    Marquez agrees to pay or cause to be paid all sales, transfer and/or gross receipts taxes, including any stamp or documentary taxes, and any interest or penalties thereon, attributable to the sale and transfer of the Interests or any part thereof pursuant to this Agreement, Marquez shall also be responsible for any and all filing and recording fees due and payable in connection with the filing or recording of any documentation connected with the sale and transfer of the Interests or any part thereof.

ARTICLE 11. OPERATIONS

11.01    Existing and New Wells.    Venoco shall, from the date of execution of this Agreement, continue to operate the Interests in a good and workmanlike manner until the transfer of operations to

Marquez, when such operations shall be turned over to and become the responsibility of Marquez, unless an applicable unit, pooling, communitization or operating agreement requires otherwise, in which case (unless Marquez and Venoco otherwise agree or the applicable operating agreement requires a vote to establish a successor operator) Venoco shall continue the physical operation of such portion of the Interests pursuant to and under the terms of such applicable agreement and accounting procedure receiving the reimbursements and overhead fees allowed thereunder, until such time after the Effective Date as such applicable agreement may require; provided, however, Venoco shall have no liability as Operator to Marquez for losses or damages sustained or liabilities incurred during such interim operating period. Venoco and Marquez recognize that applicable provisions of a relevant operating agreement may require the vote of the owners to establish a successor operator, which may or may not be Marquez. Marquez further acknowledges that as a successor operator it may be required to consent to and be bound by the terms and conditions of any operative Joint Operating Agreement and Marquez further agrees to execute such additional documents as may be reasonably required to effectuate such change. Additionally, during any period of interim operations, if required, Marquez will be required to advance to Venoco or otherwise be credited against settlement proceeds for its share of costs for New Wells and Recompletions either directly or by, through and under Venoco, if necessary, in order to participate in operations and receive its share of revenues set forth herein. The parties further agree to prepare an appropriate post closing settlement statement by not later than 12-31-04 to adjust and correct all such interim costs and revenues.

11.02    Marketing of Gas.    Venoco shall retain the right to market its share of production from the Willows and Grimes Fields

11.03    Operation of gas transmission and gathering facilities.    Marquez shall, subject to existing operating agreements and accounting procedures, also serve as operator of Venoco's existing gas transmission systems, gas gathering facilities and production equipment (including pipelines, meters and compressors) not included in this sale at no additional incremental charge; provided however that Marquez shall be entitled to reimbursement of any out of pocket costs associated with operation of such transmission and gathering facilities.

11.04    Operations on wells without an operating agreement.    In the event any New Well is proposed operations thereon will by conducted by Marquez as operator. In the event there is no operating agreement in effect on any well to be operated by Marquez, including existing wells, the parties will enter into a new operating agreement in the form attached hereto as Exhibit "K" containing terms consistent with existing operating agreements in the area. In the event of a conflict between the terms of this Agreement and the new operating agreement, the terms of this agreement shall apply.

11.05    Change in Control of Marquez.    In the event, at any time in the future that the current owners of Marquez do not collectively own control (51% or more) of Marquez it shall be deemed a change in control of Marquez. In such event, Marquez agrees that upon the written request of Venoco Marquez shall resign as operator of Interests acquired from Venoco pursuant to Article 2 of this Agreement and will vote for Venoco to become the successor operator and will utilize all reasonable efforts to cause Venoco to be elected operator.

11.06    Change of Operator.    If on September 1, 2006, using the same pricing assumptions, Venoco's net proved reserves for the Willows and Grimes Fields, as delineated by the leases set forth in Exhibit A, do not equal at least Seventeen Thousand, Seven Hundred and Seventy Eight MMCF (17,778 MMCF) of natural gas equivalents, (The net proved reserves as of September 1, 2006 shall be the total of a) Venoco's net proved reserves as of September 1, 2006 plus b) Venoco's net production from September 1, 2004 through August 31, 2006), then Marquez agrees that upon the written request of Venoco Marquez shall resign as operator of the Interests acquired from Venoco pursuant to Article 2 of this Agreement and will vote for Venoco to become the successor operator and will utilize all reasonable efforts to cause Venoco to be elected operator.

11.07    Other Fields.    Marquez agrees that, upon the written request of Venoco, Marquez and Venoco shall utilize good faith efforts to negotiate and enter into an agreement whereby Marquez shall act as contract operator for other fields currently owned by Venoco in the onshore Northern California area. Such agreements shall include provision for reasonable, market rate operating fees to be paid to Marquez.

11.08    Abandonment Costs.    Marquez shall be obligated to pay its pro rata working interest share of all abandonment obligations of wells and facilities in which Marquez has a working interest.

ARTICLE 12. ENVIRONMENTAL MATTERS ("AS IS, WHERE IS")

12.01    Availability of Data to Marquez.    The Interests have been used for the purpose of exploration, development, production and preparation for market of oil and gas. To the best of Venoco's knowledge, Venoco's historical files relating to the Interests contain information regarding wells that have been plugged and abandoned by Venoco, land spreading; underground injection; crude oil and produced water which may have been spilled or disposed of on-site; and other environmental information; provided, however, Venoco make no warranty, express or implied, as to the accuracy or completeness of any such data or information.

12.02    Spills and NORM.    Marquez acknowledges that there may have been spills of wastes, crude oil, produced water, or other materials in the past onto the Interests or in connection therewith. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard Marquez expressly understands that NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. Marquez also expressly understands that special procedures may be required for the remediation, removal, transportation, and disposal of asbestos and NORM from the Interests where it may be found and that Marquez assumes all liability for or in connection with assessment, remediation, removal, transportation, and disposal of any such materials and associated activities in accordance with all rules, regulations and requirements of governmental agencies.

ARTICLE 13. FURTHER ASSURANCES

13.01    Performance of Obligations.    Venoco and Marquez shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement, and to consummate and make effective the purchase and sale of the Interests pursuant to the terms of this Agreement.

13.02    Further Conveyances and Assumptions.    Venoco and Marquez shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take all such further actions as may be necessary or appropriate to assure fully to Marquez and its successors or assigns it's proportionate ownership of the Interests and to assure fully to Venoco and its successors and assigns the assumptions of proportionate liabilities and obligations of Venoco by Marquez with respect to the Interests.

ARTICLE 14. NOTICES

        All notices and other communications to be given hereunder shall be made in writing and shall be deemed to have been duly given if sent by facsimile, delivered personally with receipt acknowledged; mailed by registered mail, return receipt requested, postage prepaid; or delivered by a recognized commercial courier to the party at the address set forth below or such other address as any party shall have designated for itself by ten (10) days' prior notice to the other party.

    Venoco:

    Venoco, Inc.
    Attn: General Counsel
    5464 Carpinteria Avenue, Suite J
    Carpinteria, California 93013
    Phone: (805) 745-2100
    FAX No. (805) 745-1816

    Marquez:

    Marquez Energy, LLC
    Attn: CEO
    370 17th Street, Suite 3260
    Denver, Colorado 80202
    Phone: (303) 626-8300
    FAX No. (303) 626-8315

        Notice is deemed to have been duly received on the day personally delivered; on the day after it is sent by facsimile, four (4) days after mailing by certified or registered mail and the day after it is received from a recognized commercial courier.

ARTICLE 15. MISCELLANEOUS

15.01    Entire Agreement.    This Agreement, together with any confidentiality agreements relating to the Interests previously executed by Marquez, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto after the execution of this Agreement.

15.02    Severability.    In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision contained herein; provided, however, that any such invalidity does not materially prejudice either Marquez or Venoco in its respective rights and obligations contained in the valid covenants, conditions, and provisions of this Agreement.

15.03    Waiver.    No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.04    Construction of Ambiguity.    In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits thereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

15.05    Captions.    The captions, headings and titles in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provisions of this Agreement.

15.06    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. All assignments and instruments of conveyance executed in accordance with this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the state where the Interests conveyed thereby are located. The Parties Agree that the exclusive venue for any disputes regarding this Agreement shall be the Superior Court for the State of California situated in Sacramento, California.

15.07    Limitation of Liability.    Venoco and Marquez do hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party and in no event shall the breaching party be liable to the non-breaching party for any indirect, consequential, exemplary or punitive damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party.

15.08    Publicity.    Venoco and Marquez shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby.

15.09    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.10    Assignment.    This Agreement may not be assigned without the prior written consent of the other party hereto, which consent may not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. All future conveyances of all or any portion of the Interests shall expressly recognize and perpetuate the rights and obligations set out in this Agreement.

15.11    Costs and Expenses.    Except as otherwise expressly provided herein, each party shall bear and pay its own costs and expenses, including, but not limited to attorneys' fees, incurred in connection with the negotiation, documentation and closing of this transaction.

15.12    Joint Venture, Partnership and Agency.    Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the parties.

15.13    Interests Located on Indian or Federal Lands.    If the Interests are located on Indian or Federal Lands, Marquez agrees to obtain approval from the appropriate federal and/or state agencies as soon as practicable and to provide Venoco with a copy thereof. Marquez shall indemnify, defend, save, discharge, release and hold Venoco harmless from and against any liability resulting from Marquez's failure to abide by this provision.

15.14    Mediation.    If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules (or such other form of mediation as is reasonably acceptable to both parties) before resorting to arbitration, litigation, or some other dispute resolution procedure. The mediator selected to resolve any dispute hereunder shall be acceptable to both parties. If the parties cannot agree on a mediator, then they shall make application to the Superior Court of the State of California situated in Sacramento, California, for appointment of a mediator. Each party shall bear its own attorneys' fees in connection with any mediation and the cost of the mediation shall be shares equally by both parties.

15.15    Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach hereof which is not solved by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

VENOCO:
VENOCO, INC., a Delaware corporation
By:	/s/ GREGORY B. SCHRAGE Title: Vice President, Northern Assets
MARQUEZ:
MARQUEZ ENERGY, LLC a Colorado limited liability company
By:	/s/ DAVID CHRISTOFFERSON Title: CFO and General Counsel

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PARTICIPATION RIGHTS AGREEMENT BETWEEN VENOCO, INC., AS VENOCO, AND MARQUEZ ENERGY, LLC, AS MARQUEZ AS OF SEPTEMBER 1, 2004